Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 1, 2018 (except for the stock dividend described in Note 2 and the effects thereto, as to which the date is June 19, 2018), with respect to the financial statements of Thunder Bridge Acquisition, Ltd. contained in this Registration Statement and Proxy Statement/Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Proxy Statement/Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

February 12, 2019